Exhibit 99.1

ITG Releases October 2016 U.S. Trading Volumes

NEW YORK, November 9, 2016 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that October 2016 U.S. trading volume was 2.6 billion shares and average daily volume (ADV) was 125 million shares. This compares to 2.7 billion shares and ADV of 128 million shares in September 2016 and 2.7 billion shares and ADV of 122 million shares in October 2015. There were 21 trading days in both October 2016 and September 2016 and 22 trading days in October 2015.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT ® crossing network and the POSIT Alert® indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

October 2016	21	2,631,886,609	125,327,934	52,504,600	294	14,073,710	22,594	36,714

YTD 2016	210	28,315,808,032	134,837,181	53,011,637	277	11,700,668	17,737	35,555

*Excluding shares crossed through POSIT Alert from ITG algorithms

In October 2016, average daily volume in POSIT Alert rose to its highest level since July 2015. On a sequential basis, U.S. consolidated market share increased for the third consecutive month in October 2016.

International Trading Activity

The average daily trading commissions in October 2016 in ITG’s Canadian, European and Asia Pacific businesses were up approximately 14% in U.S. dollar terms on a combined basis as compared to the third quarter of 2016. Daily value traded in POSIT Alert rose to a new record high in October in Europe, while it was the second highest on record in Asia Pacific.

Commenting on the sequential improvements in trading activity, ITG President and Chief Executive Officer, Frank Troise, said, “Our U.S. market share is on a positive trajectory, while our international operations continue to show solid momentum. We are focused on building upon these gains by providing world-class best execution solutions to our clients on a global basis.”

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via technology-enabled liquidity, execution, analytics and workflow solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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